MILHOUSE & NEAL, LLP

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

40 WELDON PARKWAY
MARYLAND HEIGHTS, MO 63043
P 314.995.6900 F 314.995.6903
W www.mn-cpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the Registration Statement on Form N-1A of Manager Directed Portfolios, Investment Company Act File No. 811-21897 and Securities Act File No. 333-133691, as it relates to the Argent Small Cap Fund (the "Registration Statement"), of our reports dated March 7, 2017 and March 5, 2018, relating to the Financial Statements of Argent Small Cap Core Fund for the years ending December 31, 2016 and December 31, 2017, which are contained in the Statement of Additional Information of such Registration Statement.

MILHOUSE & NEAL, LLP
Certified Public Accountants

Maryland Heights, Missouri

September 24, 2018